Exhibit 4.8

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 10, 2014 (the “Effective Date”), is made by and between Affiliated Managers Group, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, successor in interest to Bank of America, N.A., successor by merger to LaSalle Bank National Association, as Debenture Trustee (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company and Trustee are party to that certain Indenture, dated as of October 17, 2007 (the “Indenture”), providing for the issuance of 5.15% junior subordinated convertible debentures;
WHEREAS, the Company wishes to amend Section 18.02 of the Indenture to provide that notice of any Contingent Interest payable with respect to the Securities during a Quarterly Period will be made by the Company through the Depositary and not through the issuance of a press release (with the Company posting such information on its website or another public medium);
WHEREAS, pursuant to Section 9.01(i) of the Indenture, the Company and the Trustee may amend the Indenture, without the consent of the Securityholders, to make any change that does not adversely affect the rights of any Securityholder in any material respect; and
WHEREAS, all capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Indenture.
NOW, THEREFORE, the Company and Trustee covenant and agree as follows as of the Effective Date:
1.Modification of Indenture. The Indenture is hereby amended and modified pursuant to Section 9.01(i) of the Indenture as of the Effective Date such that the last sentence of Section 18.02 of the Indenture is hereby replaced in its entirety with the following:
“Upon determination that Holders of Securities will be entitled to receive Contingent Interest during a Quarterly Period, the Corporation will (i) notify Holders of Securities electronically in accordance with the procedures of the Depositary if Securities are held in the form of a Global Security or in accordance with Section 19.04 if Securities are not held in the form of a Global Security and (ii) post such information on its website or through such other public medium as the Corporation may use at the time.”
2.    Company’s Representations. The Company has determined that the change to Section 18.02 of the Indenture effected by this Supplemental Indenture does not adversely affect the rights of any Securityholder in any material respect and has taken all necessary action to authorize the execution, delivery and performance of this Supplemental Indenture. This Supplemental Indenture has been duly executed and delivered by or on behalf of the Company and constitutes the legal, valid and binding obligation of the Company.
3.    Trustee’s Representations. The Trustee has taken all necessary action to authorize the execution, delivery and performance of this Supplemental Indenture. This Supplemental Indenture has been duly executed and delivered by or on behalf of the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Company. The recitals of fact contained herein shall be taken as the statements solely of the Company, and the Trustee assumes no responsibility for the correctness thereof.

4.    No Waiver. The execution, delivery and effectiveness of this Supplemental Indenture shall not operate as a waiver of any right, power or remedy of the Company under the Indenture or any other document, instrument or agreement executed and/or delivered in connection therewith.
5.    Headings. Each of the captions contained in this Supplemental Indenture is for the convenience of reference only and shall not define or limit the provisions hereof.
6.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.
7.    Governing Law. This Supplemental Indenture shall be governed in accordance with the terms and provisions of Section 19.05 of the Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed by their duly authorized representatives as of the day and year first above written and effective as of the Effective Date.

AFFILIATED MANAGERS GROUP, INC.

By:    /s/ John Kingston, III
Name: John Kingston, III
Title: Vice Chairman, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION,
successor in interest to Bank of America, N.A., successor by merger to LaSalle Bank National Association, as Debenture Trustee

By:    /s/ Lou Marucheau
Name: Lou Marucheau
Title: Vice President

Signature Page to 2007 Supplemental Indenture